Exhibit 10(b)

AMENDMENT 1
TO THE
NEXTERA ENERGY, INC. DEFERRED COMPENSATION PLAN

Section 1.27 of the NextEra Energy, Inc. Deferred Compensation Plan effective as of January 1, 2005, as amended and restated through October 15, 2010, is hereby deleted in its entirety and the following substituted therefor:

“1.27 ”LTIP” shall mean the NextEra Energy, Inc. Amended and Restated Long Term Incentive Plan (f/k/a the FPL Group, Inc. Amended and Restated Long Term Incentive Plan), the FPL Group, Inc. Long Term Incentive Plan 1994, the FPL Group, Inc. Long Term Incentive Plan 1985 and the NextEra Energy, Inc. 2011 Long Term Incentive Plan, each as may from time to time be amended, and/or any successor plan or plans thereto.”

NEXTERA ENERGY, INC.
By:	/s/ Shaun J. Francis
Shaun J. Francis Executive Vice President, Human Resources